Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

June 3, 2013

Simulations Plus Reports Preliminary Revenues for

Third Fiscal Quarter FY2013

Preliminary Revenues Increased 11.7% for New Record Third Quarter

LANCASTER, CA, June 3, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its third fiscal quarter of fiscal year 2013, the period ended May 31, 2013 (3QFY13).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated, “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 3QFY13. Net income will not be known until income taxes have been determined and our auditors review our Quarterly Report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the July 15, 2013 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 23rd consecutive profitable quarter, and the 45th of the last 47 quarters
•	Preliminary revenues increased to $3.095 million, compared to $2.772 million in 3QFY12
•	This represents an increase of 11.7% over 3QFY12 and is a new record third quarter
•	Approximately 11% of revenues came from new software licenses
•	Approximately 7.5% of revenues came from consulting studies and collaborations
•	Renewals remained strong at approximately 95%
•	Cash as of May 31, 2013 was $9.9 million

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “The third quarter of fiscal year 2013 produced yet another record quarter, with double-digit growth in revenues according to our preliminary numbers. New software licenses increased again, due in part to our successful molecule design project for malaria last year, and our funded consulting contracts and collaborations have progressed smoothly. We remain financially very strong, with our cash at just under $10 million after paying out over $5.9 million in dividends in the past 16 months, and $1.7 million in federal and state taxes, and we continue to have no debt.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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